Exhibit 99.1

NESCO HOLDINGS, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS
FORT WAYNE, IN., May 7, 2020 – Nesco Holdings, Inc. (NYSE: NSCO, “Nesco” or the “Company”), a leading provider of specialty rental equipment to the electric utility, telecom, and rail infrastructure end-markets, today reported financial results for the first quarter ended March 31, 2020.
FIRST QUARTER 2020 HIGHLIGHTS

•	Total revenue of $81.7 million (+32.9% from 2019)

•	Equipment rental revenue of $47.1 million (+9.7% from 2019)

•	Equipment sales revenue of $16.7 million (+71.0% from 2019)

•	Parts, tools, and accessories revenue of $18.0 million (+103.7% from 2019)

•	Consolidated net loss of $16.0 million

•	Adjusted EBITDA of $32.1 million (+5.3% from 2019)

•	Uncertainty related to future impact of COVID-19 results in withdrawal of 2020 guidance

“Nesco experienced solid growth in the first quarter across all segments, resulting in our 15th consecutive quarter of year-over-year Adjusted EBITDA growth,” said Lee Jacobson, Chief Executive Officer of Nesco. “We were impacted by COVID-19 in the final month of the quarter, but we still experienced more than 5% equipment rental revenue growth in the first quarter, excluding growth from Truck Utilities. Parts, tools and accessories segment revenue also increased more than 14% in the first quarter, excluding Truck Utilities.”
“The electric transmission and distribution, telecom and rail infrastructure end markets Nesco serves are considered critical infrastructure markets according to CISA guidelines, deeming our business operations essential. All our business and service locations remain operational, but we have taken steps intended to maintain the health and safety of our employees and customers. Especially during this time of increased social distancing, Nesco benefits from the fact that none of our service locations across the country require in-person contact or have a staffed sales team because we do not have a store front sales model -- while they have reduced in person meetings, Nesco's sales team can effectively do business the same way they always have. Nesco is proud to provide essential services to our critical end markets, and we believe serving these markets will result in a reduced relative business impact from the pandemic compared to businesses that primarily serve construction, oil or industrial end markets. While most existing projects have continued due to their essential status, many of the new utility and telecom projects that typically start in the spring of each year have been delayed due to COVID-19 social distancing measures, leading to a reduced level of equipment on rent as existing projects wrap up. In addition, PTA sales, which are driven in large part by new project starts, have been impacted. We are actively monitoring the situation and have already taken steps to mitigate the impact of the virus on our business by reducing remaining capital spending where practicable as well as enacting cost cutting measures.”
FIRST QUARTER 2020 RESULTS
Total Revenue
Total revenue in the first quarter was $81.7 million, an increase of $20.3 million or 32.9% from the first quarter 2019. The Truck Utilities acquisition completed in November 2019 contributed $12.5 million of revenue in the quarter, $4.5 million within the ERS segment and $7.9 million within the PTA segment.
ERS segment revenue increased 21.0% to $63.7 million in the first quarter, compared to $52.6 million for the same period in 2019. Equipment rental revenue increased 9.7% (or 5.4% excluding Truck Utilities) to $47.1 million. This growth is primarily due to a 10.5% increase in average equipment on rent, which grew to $499.8 million in the first quarter, compared to $452.1 million in the same quarter of 2019. Fleet utilization was 75.9% in the first quarter compared to 82.2% in the same period of 2019. First quarter utilization is typically lower than other quarters due to seasonality, absent any unusual activity such as the California fire recovery work in the first quarter of 2019. This quarter followed typical patterns, however, was further impacted by COVID-19 and equipment recently added to the fleet that has not yet gone on rent. The Company's average rental rate per day was steady at $137.8 and $137.5 in the first quarter of 2020 and 2019, respectively. Equipment sales revenue of $16.7 million was an increase from the prior year quarter of 71.0% (or 43.5% excluding Truck Utilities). Equipment sales vary from quarter to quarter, however, in the first quarter of 2020, we focused on disposing certain older fleet units, helping to reduce our average fleet age from 3.6 years as of December 31, 2019 to 3.4 years as of March 31, 2020.

PTA segment revenue grew 103.7% (or 14.2% excluding Truck Utilities) to $18.0 million in the first quarter, compared to $8.8 million for the same period in 2019. PTA revenue growth was driven by a continued increase in penetration of Nesco's equipment rental customer base and a ramping of revenues at the newer PTA locations. COVID-19 social distancing measures limited the first quarter's PTA growth due to fewer new project starts, which is the primary driver of PTA sales revenue.
Net Loss
The Company reported net loss in the first quarter of $16.0 million, compared to a net loss of $6.7 million for the same period in 2019. The year-over-year increase in net loss was primarily driven by a $6.0 million charge related to the change in fair value of an interest rate collar.
Adjusted EBITDA
Adjusted EBITDA increased to $32.1 million in the three months ended March 31, 2020, as compared to $30.4 million in the same period in 2019.  The primary driver of Adjusted EBITDA growth is a $2.6 million, or 7.6%, increase in core rental gross profit excluding depreciation, to $37.2 million ($17.1 million including depreciation). This increase was partially offset by higher selling, general and administrative expenses, largely from the acquisition of Truck Utilities as well as increased expenses related to becoming a public company.

Liquidity and Capitalization
As of March 31, 2020, the Company had total cash of $10.2 million and availability on its asset-based lending facility of $75.4 million. Total debt outstanding, including capital leases, was $790.6 million at the end of the first quarter 2020. The Company's credit facility and senior secured notes both mature in 2024.
Investing Activities
Average fleet count increased to 4,627 units in the first quarter of 2020, from 3,913 units in the same period in 2019. Total purchases of rental fleet and property and equipment in the first quarter were $37.5 million, including $13.7 million of maintenance expenditures and $23.8 million of growth expenditures. The Company received $10.0 million from sale of rental equipment and parts and insurance proceeds of $0.4 million from damaged equipment in the first quarter, resulting in total net capital expenditures of $27.2 million.
FINANCIAL OUTLOOK
Given the unprecedented nature of the COVID-19 pandemic, it is difficult to predict the ultimate impact of the pandemic on Nesco’s full year 2020 operations. As a result, the Company is withdrawing full year 2020 guidance.
Nesco is proactively taking steps to mitigate the impact of the pandemic on the business and to conserve capital. The Company has reduced its planned net capital expenditures for the year by approximately one third, reflecting less than half of the amount invested in 2019. Nesco has also reduced headcount and made reductions to other selling, general and administrative expenses. The Company is actively monitoring the business impact and will take additional measures as appropriate. Nesco believes the steps taken to-date provide sufficient liquidity to fund the business in 2020 and beyond.
NON-GAAP FINANCIAL MEASURES
The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, free cash flow, fleet utilization, original equipment cost on rent, among other metrics, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the specialty rentals industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

CONFERENCE CALL INFORMATION
The Company has scheduled a conference call at 8:30 A.M. Eastern Time on May 7, 2020, to discuss the first quarter 2020 financial results. The conference call can be accessed by dialing 866-211-4094 (United States) or 647-689-6722 (International) using the conference ID 6538295. A replay of the call will be available on the Company’s investor relations website at investors.nescospecialty.com.
ABOUT NESCO
Nesco is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America. Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems. Nesco's coast-to-coast rental fleet of over 4,600 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools, and accessories. For more information, please visit investors.nescospecialty.com.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Nesco’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that Nesco has made in light of its experience in the industry as well as Nesco’s perceptions of historical trends, current conditions, expected future developments and other factors Nesco believes are appropriate in these circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect Nesco’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. All forward-looking statements attributable to Nesco or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Important factors, among others, that may affect actual results or outcomes include: the impact of the COVID-19 pandemic on Nesco's business and operations as well as the overall economy; Nesco’s ability to execute on its plans to develop and market new products and the timing of these development programs; Nesco’s estimates of the size of the markets for its solutions; the rate and degree of market acceptance of Nesco’s solutions; the success of other competing technologies that may become available; Nesco’s ability to identify and integrate acquisitions, including Nesco’s ability to integrate its acquisition of Truck Utilities and realize the anticipated benefits thereof; the performance and security of Nesco’s services; potential litigation involving Nesco; and general economic and market conditions impacting demand for Nesco’s services. For a more complete description of these and other possible risks and uncertainties, please refer to Nesco's Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission on March 16, 2020, as updated by Nesco's quarterly reports on Form 10-Q.

Nesco Holdings, Inc.
Condensed Consolidated Balance Sheets (unaudited)

(in $000s, except share data)	March 31, 2020	December 31, 2019
Assets
Current Assets
Cash	$10,236	$6,302
Accounts receivable, net of allowance of $4,685 and $4,654 respectively	70,282	71,323
Inventory	30,738	33,001
Prepaid expenses and other	5,251	5,217
Total current assets	116,507	115,843
Property and equipment, net	9,802	6,561
Rental equipment, net	380,053	383,420
Goodwill and other intangibles, net	308,014	308,747
Notes receivable	691	713
Total Assets	$815,067	$815,284
Liabilities and Stockholder's Deficit
Current Liabilities
Accounts payable	$28,038	$41,172
Accrued expenses	15,165	27,590
Deferred rent income	1,753	2,270
Current maturities of long-term debt	1,601	1,280
Current portion of capital lease obligations	7,430	5,451
Total current liabilities	53,987	77,763
Long-term debt, net	749,111	713,023
Capital leases	18,898	22,631
Deferred tax liabilities	12,940	12,288
Interest rate collar	7,671	1,709
Total long-term liabilities	788,620	749,651

Commitments and contingencies

Stockholders' Deficit
Common stock - $0.0001 par value, 250,000,000 shares authorized, 49,033,903 shares issued and outstanding, at March 31, 2020 and December 31, 2019	5	5
Additional paid-in capital	433,136	432,577
Accumulated deficit	(460,681)	(444,712)
Total stockholders' deficit	(27,540)	(12,130)
Total Liabilities and Stockholders' Deficit	$815,067	$815,284

Nesco Holdings, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
(in $000s, except share and per share data)	2020	2019
Revenue
Rental revenue	$50,994	$45,642
Sales of rental equipment	9,093	7,399
Sales of new equipment	7,577	2,350
Parts sales and services	14,079	6,101
Total Revenue	81,743	61,492
Cost of Revenue
Cost of rental revenue	13,786	11,057
Depreciation of rental equipment	20,112	16,731
Cost of rental equipment sales	7,728	5,934
Cost of new equipment sales	6,654	1,806
Cost of parts sales and services	11,360	4,850
Major repair disposals	700	762
Total cost of revenue	60,340	41,140
Gross Profit	21,403	20,352
Operating Expenses
Selling, general and administrative expenses	11,618	7,579
Licensing and titling expenses	821	653
Amortization and non-rental depreciation	716	770
Transaction expenses	736	2,510
Other operating expenses	716	150
Total Operating Expenses	14,607	11,662
Operating Income	6,796	8,690
Other Expense
Interest expense, net	16,014	14,993
Other (income) expense, net	6,021	(13)
Total other expense	22,035	14,980
Loss Before Income Taxes	(15,239)	(6,290)
Income Tax Expense	730	434
Net Loss	$(15,969)	$(6,724)
Loss per Share:
Basic and diluted	$(0.33)	$(0.31)
Weighted-average-common shares outstanding:
Basic and diluted	49,033,903	21,660,638

Nesco Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended March 31,
(in $000s)	2020	2019
Operating Activities
Net (loss) income	$(15,969)	$(6,724)
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation	20,377	16,996
Amortization - intangibles	691	724
Amortization - financing costs	711	677
Provision for losses on accounts receivable	777	692
Share-based payments	559	128
Gain on sale of rental equipment and parts	(2,213)	(1,977)
Gain on insurance proceeds - damaged equipment	(120)	(452)
Major repair disposal	700	762
Change in fair value of derivative	5,963	—
Deferred tax (benefit) expense	652	271
Changes in assets and liabilities:
Accounts receivable	1,207	1,823
Inventory	176	(4,299)
Prepaid expenses and other	(34)	(3,413)
Accounts payable	(3,352)	10,297
Accrued expenses and other liabilities	(12,427)	(8,163)
Unearned income	(517)	(3,437)
Net cash flow from operating activities	(2,819)	3,905
Investing Activities
Purchase of equipment - rental fleet	(33,347)	(13,704)
Proceeds from sale of rental equipment and parts	9,960	7,628
Insurance proceeds from damaged equipment	365	797
Purchase of other property and equipment	(4,168)	(1,656)
Net cash flow from investing activities	(27,190)	(6,935)
Financing Activities
Borrowings under revolving credit facilities	35,680	15,000
Repayments under revolving credit facilities	—	(9,000)
Repayments of notes payable	—	(183)
Capital lease payments	(1,737)	(1,166)
Finance fees paid	—	20
Net cash flow from financing activities	33,943	4,671
Net Change in Cash	3,934	1,641
Cash at Beginning of Period	6,302	2,140
Cash at End of Period	$10,236	$3,781

Supplemental Cash Flow Information
Cash paid for interest	$24,977	$23,570
Cash paid for income taxes	76	136
Non-Cash Investing and Financing Activities
Transfer of parts inventory to leased equipment	2,087	1,470
Rental equipment and property and equipment purchases in accounts payable	11,861	20,868
Rental equipment sales in accounts receivable	5,627	3,050
Insurance recoveries accrued in accounts receivable	—	424

Nesco Holdings, Inc.
Adjusted EBITDA Reconciliation (unaudited)

	Three Months Ended March 31,
(in $000s)	2020	2019

Net loss	$(15,969)	$(6,724)
Interest expense	16,014	14,993
Income tax expense	730	434
Depreciation expense	20,377	16,996
Amortization expense	691	724
EBITDA	21,843	26,423
Adjustments:
Non-cash purchase accounting impact (1)	917	611
Transaction and process improvement costs (2)	2,079	2,510
Major repairs (3)	700	762
Share-based payments (4)	559	128
Change in fair value of derivative (5)	5,963	—
Adjusted EBITDA	$32,061	$30,434

Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes, depreciation, and amortization, and further adjusted for (1) non-cash purchase accounting impact, (2) transaction and process improvement costs, including the effect of the cessation of operations in Mexico, (3) major repairs, (4) share-based payments, (5) other non-recurring items, if any, and (6) the change in fair value of derivative instruments. This non-GAAP measure is subject to certain limitations.
(1) Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment sold. The equipment acquired received a purchase step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our credit agreement.
(2) 2020: Represents transaction costs related to our acquisition of Truck Utilities (which include post-acquisition integration expenses incurred during the current quarterly period); 2019: Represents transaction expenses related to merger activities associated with the Transaction with Capitol that was consummated on July 31, 2019. These expenses are comprised of professional consultancy, legal, tax and accounting fees. Also included are costs of startup activities (which include training, travel, and process setup costs) associated with the rollout of new PTA locations that occurred throughout the prior year into the current quarterly period. Finally, the expenses associated with the Company's closure of its Mexican operations, which closure activities commenced in the third quarter of 2019, are also included. Pursuant to our credit agreement, the cost of undertakings to effect such cost savings, operating expense reductions and other synergies, as well as any expenses incurred in connection with acquisitions, are amounts to be included in the calculation of Adjusted EBITDA.
(3) Represents the undepreciated cost of replaced vehicle chassis and components from heavy maintenance, repair and overhaul activities associated with our fleet, which is an adjustment pursuant to our credit agreement.
(4) Represents non-cash stock compensation expense associated with the issuance of stock options and restricted stock units.
(5) Represents the charge to earnings for our interest rate collar (which is an undesignated hedge) in the three months ended March 31, 2020.

Fleet Metrics (unaudited)

	Three Months Ended March 31,
	2020	2019
(in $000s, except fleet count and rate per day)
Average equipment on rent	$499,756	$452,146
Average fleet count	4,627	3,913
Average fleet utilization	75.9%	82.2%
Average rental rate per day	$137.77	$137.46
OPERATIONAL AND FINANCIAL METRICS
Average equipment on rent is the average original equipment cost of units on rent during the period. The measure provides a value dimension to the fleet utilization statistics.
Average fleet count is the average number of units in the fleet during the period.
Average fleet utilization for the period is calculated as the total number of invoiced days divided by the total number of available equipment days.
Average rental rate per day for the period is calculated as total rental revenue excluding freight and damaged billings divided by the total rental days, which represents the number of billable days in the period aggregated across all units in the fleet.
These metrics have been adjusted to exclude Mexico, for which the Company commenced exit activities in the third quarter of 2019.

Segment Performance (unaudited)

	Three Months Ended March 31,			Three Months Ended March 31,
	2020			2019
	ERS	PTA	Total	ERS	PTA	Total
(in $000s)
Rental revenue(1)(2)	$47,053	$3,941	$50,994	$42,896	$2,746	$45,642
Sales of rental equipment	9,093	—	9,093	7,399	—	7,399
Sales of new equipment	7,577	—	7,577	2,350	—	2,350
Parts sales and services	—	14,079	14,079	—	6,101	6,101
Total revenues	63,723	18,020	81,743	52,645	8,847	61,492
Cost of revenue	27,320	12,908	40,228	18,654	5,755	24,409
Depreciation of rental equipment	18,976	1,136	20,112	15,661	1,070	16,731
Gross Profit	$17,427	$3,976	$21,403	$18,330	$2,022	$20,352

(1) Rental revenue is primarily comprised of revenues from rental agreements and freight charges billed to customers as well as charges to customers for damaged equipment. Effective in 2019, billings to customers for damages are classified in rental revenue, given that the amounts are directly related to the Company’s rental arrangements with its customers. Amounts for damages in the comparable prior period have been reclassified to rental revenue from [parts sales and services] ([$0.7] million for the three months ended March 31, 2019).
(2) Amounts for equipment rental revenue of $0.5 million for the three months ended March 31, 2019 previously reported in the PTA segment as rental revenue have been reclassified to the ERS segment to align the business is managed.

Net Capital Expenditures (unaudited)

	Three Months Ended March 31,
(in 000s)	2020	2019
Purchase of equipment - rental fleet	$33,347	$13,704
Purchase of other property and equipment	4,168	1,656
Total Capital Expenditures	37,515	15,360
Less: Proceeds from sale of rental equipment and parts	(9,960)	(7,628)
Less: Insurance proceeds from damaged equipment	(365)	$(797)
Net Capital Expenditures	$27,190	$6,935